NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 24, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(1) That the entire class of this security was called for redemption, maturity or retirement on February 13, 2026; appropriate notice thereof was given; funds sufficient for the payment of all such securities were deposited with an agency authorized to make such payment; and such funds were made available to security holders on February 13, 2026. AA Mission Acquisition Corp. announced that it will redeem all of its outstanding shares of Class A Ordinary Shares, Units (each consisting of one Class A Ordinary Share and one-half of one redeemable warrant), and Warrants effective as of close of business on February 13, 2026, because the Company will not complete an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 03, 2026.